SALE OF INTEREST AGREEMENT

                    This Sale of Interest Agreement, effective June 28, 1996, is by and among E. I. du Pont de Nemours and Company, a Delaware corporation ("DuPont"); Lanxide Technology Company, L.P., a Delaware limited partnership ("LTC"); and Du Pont Lanxide Composites Inc., a Delaware corporation ("DLC").

                    WHEREAS, DuPont and LTC entered into a Turbine Engine Partnership Agreement ("TEPA") dated July 31,
          1987, forming the Turbine Engine Partnership; and

                    WHEREAS, by Partnership Merger and Contribution Agreement effective January 1, 1993, the TEPA was amended as the Consolidated Turbine Engine Partnership Agreement ("CTEPA") to, among other transactions, change the Tur-bine Engine Partnership to a limited partnership, Du Pont Lanxide Composites, L.P. ("PART"), and to admit Du Pont Lanxide Composites, Inc. ("DLC") as another Partner in the limited partnership; and

                    WHEREAS, DuPont is interested in increasing its Interest in PART and its stockholdings in DLC, and LTC and is willing to sell a portion of its Interest in PART and its stockholdings in DLC to DuPont;

                    NOW, THEREFORE, in consideration of the premis-es and covenants herein contained, DuPont and LTC each intending to be legally bound hereby agree as follows:

          1.   DEFINITIONS

                    For purposes of this Agreement, the following terms shall have the following meaning:

                    "Closing Date" shall mean June 28, 1996.

          Other capitalized terms appearing herein shall have the meaning assigned to them by the CTEPA or by the section of this Agreement in which the term is first used.

          2.   SALE OF INTEREST

               2.1 On the Closing Date, for the consideration described in Section 2.2 of this Agreement, LTC sells, assigns, and transfers a nineteen and eight tenths per-cent (19.8%) Interest in PART to DuPont. The sale shall include all rights as a Partner, including participation in profits and losses, to the extent of the Interest transferred.

               2.2 The purchase price DuPont shall pay to LTC for the Interest transferred described in Section 2.1 is Seven Million Ninety Thousand Dollars ($7,090,000) pay-able on the Closing Date by wire transfer or other mutu-ally agreeable means to the account specified by LTC.

               2.3 On the Closing Date, for the consideration described in Section 2.4 of this Agreement, LTC sells, assigns, and transfers ten thousand (10,000) shares of the Common Stock of DLC to DuPont which represents twenty percent (20%) of the outstanding Common Stock of DLC.
          The sale shall include all rights as a Stockholder, including participation in profits and losses, to the extent of the Common Stock transferred.

               2.4 The purchase price DuPont shall pay to LTC for the common stock transferred described in Section 2.3 is Ten Thousand Dollars ($10,000) payable on the Closing Date by wire transfer or other mutually agreeable means to the account specified by LTC.

               2.5 DuPont agrees to assume the obligations and liabilities of LTC as a Limited Partner in connection with the Interest in PART sold, assigned, and transferred to DuPont. DLC consents to the transfer of Interest to DuPont and the assumption by DuPont of the obligations and liabilities of LTC as a Limited Partner.

               2.6 Subsequent to the Closing Date, the Partnership Interests in PART shall be as follows: DuPont shall be a Limited Partner with a eighty-nine and one-tenth percent (89.1%) Interest, LTC shall be a Limited Partner with a nine and nine-tenths percent (9.9%) Interest and DLC shall be the sole General Partner with a one percent (1%) Interest. Subsequent to the Closing Date, DuPont shall own forty five thousand (45,000) shares of common stock of DLC and LTC shall own five thousand (5,000) shares of common stock of DLC.

               2.7 Effective on the Closing Date, the parties shall amend the CTEPA to: (i) modify Sections 5.1 and
          5.2 of Article 5 to change the right to participate in profits by DuPont from seventy percent (70%) to ninety percent (90%) and LTC from thirty percent (30%) to ten percent (10%); (ii) delete Sections 10.1.3 and 10.1.4 of
          Article 10 to eliminate LTC's right of first refusal; and
          (iii) modify Section 10.3.1 of Article 10 to change the Interest enabling the buyout described therein from eighty-five percent (85%) to ninety-five percent (95%).

               2.8 Effective on the Closing Date, the parties shall amend the Shareholders' Agreement to (i) modify
          Section 6.2 of Article 6 to eliminate LTC's right of first refusal and substitute therefor LTC's right to purchase the assets of the Corporation in the event of discontinuation of the Business; and (ii) to modify
          Section 6.4 of Article 6 to change the stockholding enabling the buyout described therein from eighty-five percent (85%) to ninety-five percent (95%).

               2.9 Effective on the Closing Date, the provisions of the CTEPA and other agreements included as Appendices to such agreement are amended to accomplish the provi-sions of this Agreement.

          3.   GOVERNING LAW

                    This Agreement and the agreements referenced herein shall be construed in accordance with the laws of the State of Delaware.

          4.   MODIFICATION

                    Except as otherwise specifically stated, no modification hereto nor to any agreement executed pursu-ant hereto shall be of any force of effect unless (a) reduced to writing and signed by all parties hereto, and
          (b) expressly referred to as being a modification of this Agreement or any agreement executed pursuant hereto, as the case may be.

          5.   SEVERABILITY

                    In the event that any provision of this Agree-ment or any agreement referenced herein shall be found to be void or unenforceable, such findings shall not be construed to render any other provision of this Agreement either void or unenforceable, and all other provisions shall remain in full force and effect unless the provi-sions which are invalid or unenforceable shall substan-tially affect the rights or obligations granted to or undertaken by DuPont, LTC or DLC.

                    IN WITNESS WHEREOF, the parties have hereunto set their hands this 28th day of June, 1996.

          E. I. DU PONT DE NEMOURS AND COMPANY

          By:  /s/ J. Michael Bowman

          Name: J. Michael Bowman

          Title: VP/GM Advanced Material Systems

          LANXIDE TECHNOLOGY COMPANY, L.P.
          BY LANXIDE CORPORATION, GENERAL PARTNER

          By: /s/ Michael J. Hollins

          Name: Michael J. Hollins

          Title: V.P. Corp. Dev.

          DU PONT LANXIDE COMPOSITES, INC.

          By: /s/ Robert A. Blickenstaff

          Name: Robert A. Blickenstaff

          Title: President